EXHIBIT 10.41
EXPORT-IMPORT BANK LOAN AND SECURITY AGREEMENT
     THIS EXPORT-IMPORT BANK LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date between SILICON VALLEY BANK, a California corporation with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 380 Interlocken Crescent, Suite 600, Broomfield, CO 80021 (“Bank”), and QUALMARK CORPORATION, a Colorado corporation, with its chief executive office at 4580 Florence Street, Denver, CO 80238 (“QualMark”) and each of the other Persons executing this Agreement as a Borrower (together with QualMark, each a “Borrower” and collectively and jointly and severally, the “Borrowers”), provides the terms on which Bank shall lend to Borrowers and Borrowers shall repay Bank.
     The parties hereto agree as follows:
     RECITALS; ACCOUNTING AND OTHER TERMS
          Borrowers and Bank are party to that certain Amended and Restated Loan and Security Agreement dated as of even date herewith (as may be amended, modified, supplemented or replaced hereafter, the “Domestic Agreement”), together with the related documents executed in conjunction therewith (the “Domestic Loan Documents”).
          Borrowers and Bank desire in this Agreement to set forth their agreement with respect to a working capital facility to be guaranteed by the Exim Bank.
          Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
     LOAN AND TERMS OF PAYMENT
     Promise to Pay. Borrowers hereby jointly and severally unconditionally promise to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
     Revolving Advances.
          Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, after the occurrence of the initial Credit Extension under the Domestic Agreement, Bank will make Advances to each Borrower up to the Availability Amount. Amounts borrowed under the Revolving Line may be repaid, and prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.
          Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.
     Note. To evidence the Advances, Borrowers shall execute and deliver to Bank on the date hereof a promissory note (the “Exim Note”) in substantially the form attached hereto as Exhibit B.
     Overadvances. If at any time or for any reason the total of all outstanding Advances and all other monetary Obligations exceeds the Availability Amount (an “Overadvance”), Borrowers shall immediately pay the amount of the excess to Bank, without notice or demand. Without limiting Borrowers’ obligation to repay to Bank the amount of any Overadvance, each Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.
     Payment of Interest on the Credit Extensions.

          Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the greater of (x) the aggregate of the Prime Rate plus the Applicable Margin or (y) 8.75%, which interest in all instances shall be payable monthly.
          Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is three percentage points above the rate effective immediately before the Event of Default (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.
          Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.
          360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.
          Debit of Accounts. Bank may debit any of Borrowers’ deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrowers owe Bank when due. These debits shall not constitute a set-off.
          Payment; Interest Computation; Float Charge. Interest is payable monthly on the last calendar day of each month. In computing interest on the Obligations, all Payments received after 12:00 p.m. Pacific time on any day shall be deemed received on the next Business Day. In addition, Bank shall be entitled to charge Borrowers a “float” charge in an amount equal to two (2) Business Days interest, at the interest rate applicable to the Advances, on all Payments received by Bank. The float charge for each month shall be payable on the last day of the month. Bank shall not, however, be required to credit any Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrowers’ Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.
     Fees. Borrowers shall pay to Bank (without duplication of fees that may be due and payable under the Domestic Agreement):
          (a) Commitment Fee. A fully earned, non-refundable commitment fee of $27,500, on the Effective Date;
          (b) Termination Fee. Subject to the terms of Section 4.1, a termination fee;
          (c) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), which fee shall be paid monthly, in arrears, on the last day of each month, in an amount equal to 0.25% per annum of the average unused portion of the Revolving Line, as determined by Bank. Borrowers shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the within Agreement, or suspension or termination of Bank’s obligation to make loans and advances hereunder;
          (d) Collateral Monitoring Fee. A monthly collateral monitoring fee of (i) $1,250 at any such time when Credit Extensions are outstanding under the Revolving Line, and (ii) $750 at any such time when there are no Credit Extensions outstanding under the Revolving Line for the entire month, in either case payable in arrears on the last day of each month (prorated for any partial month) at the beginning and upon termination of this Agreement; and
          (e) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.
     Exim Guaranty. To facilitate the financing of Eligible EXIM Accounts, the Exim Bank has agreed to guarantee the Exim Loans made under this Agreement, pursuant to a Master Guarantee Agreement, Loan Authorization Agreement and (to the extent applicable) Delegated Authority Letter Agreement (collectively, the “Exim Guaranty”). If, at any time after the Exim Guaranty has been entered into by Bank, for any reason other than due to any action or inaction of Borrower under the Exim Guaranty, (a) the Exim Guaranty shall cease to be in full force and effect, or (b) if the Exim Bank declares the Exim Guaranty void or revokes any obligations thereunder or denies liability thereunder, Borrowers shall immediately repay all outstanding Advances hereunder, and Borrowers shall cash collateralize all issued and undrawn letters of credit issued by Bank, if any. If, at any time after the Exim Guaranty has been entered into by Bank, for any reason other than as described in the foregoing sentence, (x) the Exim Guaranty shall cease to be in full force and effect, or

(y) the Exim Bank declares the Exim Guaranty void or revokes any obligations thereunder or denies liability thereunder, any such event shall constitute an Event of Default under this Agreement. Nothing in any confidentiality agreement, in this Agreement or in any other agreement, shall restrict Bank’s right to make disclosures and provide information to the Exim Bank in connection with the Exim Guaranty.
     Exim Borrower Agreement. Borrowers shall execute and deliver a Borrower Agreement, in the form specified by the Exim Bank (attached hereto as Exhibit D), in favor of Bank and the Exim Bank, together with an amendment thereto approved by the Exim Bank to conform certain terms of such Borrower Agreement to the terms of this Agreement (as amended, the “Borrower Agreement”). When the Borrower Agreement is entered into by Borrowers and the Exim Bank and delivered to Bank, this Agreement shall be subject to all of the terms and conditions of the Borrower Agreement, all of which are hereby incorporated herein by this reference. If the Borrower Agreement is entered into by Borrowers and the Exim Bank and delivered to Bank, each Borrower agrees to be bound by the terms of the Loan Authorization Agreement, including, without limitation, by any additions or revisions made prior to its execution on behalf of Exim Bank. Upon the execution of the Loan Authorization Agreement by Exim Bank and Bank, it shall be deemed to be, and shall become, an attachment to the Borrower Agreement, and shall be incorporated herein by reference. Borrowers shall reimburse Bank for all fees and all out of pocket costs and expenses incurred by Bank with respect to the Exim Guaranty and the Borrower Agreement, including without limitation all facility fees and usage fees, and Bank is authorized to debit any Borrower’s deposit accounts with Bank for such fees, costs and expenses when paid by Bank.
     CONDITIONS OF LOANS
     Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
          Each Borrower shall have delivered duly executed original signatures to the Loan Documents to which it is a party; and
          Borrowers shall have paid the fees and Bank Expenses then due as specified in Section 2.4 hereof.
     Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:
          timely receipt of an executed Transaction Report;
          the representations and warranties in Section 5 shall be true in all material respects on the date of the Transaction Report and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is each Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;
          in Bank’s good faith business judgment, there has not been a Material Adverse Change; and
          (d) the Exim Guaranty shall be in full force and effect.
     Covenant to Deliver.
     Borrowers agree to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Borrowers expressly agree that the extension of a Credit Extension prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of any Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Bank’s sole discretion.
     Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, QualMark, on behalf of the relevant Borrower, shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance. Together with such notification, QualMark, on behalf of the relevant Borrower, must promptly deliver to Bank by electronic mail or facsimile a completed Transaction Report executed by a Responsible Officer or his or her designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee.
     CREATION OF SECURITY INTEREST
     Grant of Security Interest.
          Each Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral of such Borrower, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Each Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral of such Borrower (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement and the security interest granted in the Domestic Agreement as set forth in subsection (b) below). If any Borrower shall acquire a commercial tort claim, such Borrower shall promptly notify Bank in a writing signed by such Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.
          Notwithstanding the foregoing, it is expressly acknowledged and agreed that the security interest created in this Agreement in all of the Collateral (with the exception of Export-Related Accounts Receivable, Export-Related Inventory, and Export-Related General Intangibles), is subject and subordinate to the security interest granted to Bank in the Domestic Agreement with respect to the Collateral and the security interest created in the Domestic Agreement with respect to Export-Related Accounts Receivable, Export-Related Inventory and Export-Related General Intangibles is subject to and subordinate to the security interest granted to Bank in this Agreement with respect to such Export-Related Accounts Receivable, Export-Related Inventory and Export-Related General Intangibles.
          This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrowers, effective three (3) Business Days after written notice of termination is given to Bank or if Bank’s obligation to fund Credit Extensions terminates pursuant to the terms of Section 2.1.1(c). Notwithstanding any such termination, Bank’s lien and security interest in the Collateral shall continue until Borrowers fully satisfies the Obligations. If such termination is at Borrowers’ election or at Bank’s election due to the occurrence and continuance of an Event of Default, Borrowers shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to one percent (1.00%) of the Revolving Line provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank. Upon payment in full of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall release its liens and security interests in the Collateral and all rights therein shall revert to Borrowers.
     Authorization to File Financing Statements. Each Borrower hereby authorizes Bank to file financing statements, without notice to Borrowers, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either such Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Without limiting the foregoing, each Borrower hereby authorizes Bank to file financing statements which describe the collateral as “all assets” and/or “all personal property” of such Borrower or words of similar import.

     REPRESENTATIONS AND WARRANTIES
          Each Borrower represents and warrants as follows:
     Domestic Loan Documents. The representations and warranties contained in the Domestic Loan Documents, which are incorporated into this Agreement by reference, are true and correct, and shall survive the termination of Domestic Agreement.
     Borrower Agreement. The representations and warranties contained in the Borrower Agreement, which are incorporated by reference into this Agreement, are true and correct.
     Accounts Receivable. For any Eligible EXIM Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of each Borrower’s Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. No Borrower has any knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are an Eligible EXIM Accounts in any Borrowing Base Certificate. To the best of each Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.
     AFFIRMATIVE COVENANTS
     Each Borrower shall do all of the following as long as this Agreement has not been terminated:
     Domestic Loan Documents. Each Borrower shall comply in all respects with the terms and provisions of the Domestic Loan Documents, which terms and provisions are incorporated into this Agreement and shall survive the termination of Domestic Agreement, which shall include, without limitation, compliance with the financial reporting requirements set forth in the Domestic Agreement and the financial covenants set forth in the Domestic Agreement.
     Borrower Agreement. Each Borrower shall comply with all of the terms of the Borrower Agreement, including without limitation, the delivery of any and all notices required pursuant to the Borrower Agreement. In the event of any conflict or inconsistency between any provision contained in the Borrower Agreement with any provision contained in this Agreement, the more strict provision, with respect to Borrower, shall control.
     Accounts Receivable and Inventory.
          (a) Schedules and Documents Relating to Accounts. Each Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that such Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of such Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, each Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, each Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.
          (b) Disputes. Each Borrower shall promptly notify Bank of all disputes or claims relating to Accounts. Each Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) such Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Default or Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the Availability Amount.

          (c) Collection of Accounts. Borrowers shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. Whether or not an Event of Default has occurred and is continuing, each Borrower shall hold all Payments on, and proceeds of, Accounts in trust for Bank, and such Borrower shall immediately deliver all such payments and proceeds to Bank in their original form, duly endorsed, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof. Accounts shall be deposited by each Borrower into a lockbox account, or such other “blocked account” as Bank may specify, pursuant to a blocked account agreement in such form as Bank may specify in its good faith business judgment.
          (d) Inventory; Returns. Each Borrower shall keep all Inventory in good and marketable condition, free from material defects. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to any Borrower, such Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, such Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.
          (e) Verification. Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of a Borrower or Bank or such other name as Bank may choose.
          (f) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of any Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.
     Exim Insurance. If required by Bank, Borrowers will obtain, and pay when due all premiums with respect to, and maintain uninterrupted foreign credit insurance. In addition, Borrowers will execute in favor of Bank an assignment of proceeds of any insurance policy obtained by Borrowers and issued by Exim Bank insuring against comprehensive commercial and political risk (the “Exim Bank Policy”). The insurance proceeds from the Exim Bank Policy assigned or paid to Bank will be applied to the balance outstanding under this Agreement. Borrowers will immediately notify Bank and Exim Bank in writing upon submission of any claim under the Exim Bank Policy.
     Further Assurances. Each Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.
     NEGATIVE COVENANTS
     No Borrower shall do any of the following without Bank’s prior written consent (which shall be a matter of its good faith business judgment, unless otherwise stated) as long as this Agreement has not been terminated:
     Domestic Loan Documents. Violate or otherwise fail to comply with any provisions of the Domestic Loan Documents, which provisions are incorporated into this Agreement by reference, and shall survive the termination of Domestic Agreement.
     Borrower Agreement. Violate or otherwise fail to comply with any provision of the Borrower Agreement, including, without limitation, the negative covenants set forth therein.
     Exim Guarantee. Take any action, or permit any action to be taken, that causes or, with the passage of time, could reasonably be expected to cause, the Exim Guarantee to cease to be in full force and effect.
     EVENTS OF DEFAULT
     Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

     Payment Default. Any Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable. During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);
     Covenant Default.
          (a) Any Borrower fails or neglects to perform any obligation in Section 6 or violates any covenant in Section 7; or
          (b) Any Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents, and as to any default (other than those specified in Sections 8.1 or 8.2(a) above) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by such Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;
     Insolvency. Any Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) any Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
     Exim Guarantee. If the Exim Guarantee ceases for any reason to be in full force and effect, or if the Exim Bank declares the Exim Guarantee void or revokes any obligations under the Exim Guarantee; and
     Domestic Default. After the effective date of the Domestic Agreement, the occurrence of an Event of Default under the Domestic Agreement or the Domestic Loan Documents.
     BANK’S RIGHTS AND REMEDIES
     Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:
          declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.3 occurs all Obligations are immediately due and payable without any action by Bank);
          stop advancing money or extending credit for Borrowers’ benefit under this Agreement or under any other agreement between any Borrower and Bank;
          settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable in its good faith business judgment, notify any Person owing any Borrower money of Bank’s security interest in such funds, and verify the amount of such account;
          make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Each Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
          apply to the Obligations any (i) balances and deposits of any Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of any Borrower;
          ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Without limiting its rights as a holder of a Lien on Intellectual Property, Bank is hereby granted a non-

exclusive, royalty-free license or other right to use, without charge, each Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, each Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;
          place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
          demand and receive possession of each Borrower’s Books; and
          exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
     Power of Attorney. Each Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse such Borrower’s name on any checks or other forms of payment or security; (b) sign such Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under such Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Each Borrower hereby appoints Bank as its lawful attorney-in-fact to sign such Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest created hereunder regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as each Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.
     Protective Payments. If any Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which such Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable efforts to provide such Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
     Application of Payments and Proceeds. Unless an Event of Default has occurred and is continuing, Bank shall apply any funds in its possession, whether from Borrower account balances, payments, or proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, first, to Bank Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Bank in the exercise of its rights under this Agreement; second, to the interest due upon any of the Obligations; third, to the principal of the Obligations (other than the Non-Formula Borrowings) and any applicable fees and other charges, in such order as Bank shall determine in its sole discretion; and fourth, to the principal of the Non-Formula Borrowings and any applicable fees and other charges, in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to the relevant Borrower or other Persons legally entitled thereto; Borrowers shall remain liable to Bank for any deficiency. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to the relevant Borrower or to other Persons legally entitled thereto; Borrowers shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

     Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrowers bear all risk of loss, damage or destruction of the Collateral.
     No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by any Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
     Demand Waiver. Each Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which any Borrower is liable.
     NOTICES
     All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”), other than Advance requests made pursuant to Section 3.4, by any party to this Agreement or any other Loan Document must be in writing and be delivered or sent by facsimile at the addresses or facsimile numbers listed below. Bank or any Borrower may change its notice address by giving the other party written notice thereof. Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission (with such facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below. Advance requests made pursuant to Section 3.4 must be in writing and may be in the form of electronic mail, delivered to Bank by Borrowers at the e-mail address of Bank provided below and shall be deemed to have been validly served, given, or delivered when sent (with such electronic mail promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10). Bank or any Borrower may change its address, facsimile number, or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to any Borrower:	QUALMARK CORPORATION
4580 Florence Street
Denver, CO 80238
Attn: Anthony Scalese
Fax: 303-254-8343
Email: ascalese@qualmark.com

If to Bank:	Silicon Valley Bank
380 Interlocken Crescent, Suite 600
Broomfield, CO 80021
Attn: Ryan C. Lee
Fax: 303-469-9088
Email: rlee3@svb.com

with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: Charles W. Stavros, Esquire
Fax: (617) 880-3456
Email: CStavros@riemerlaw.com
     CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER AND JUDICIAL REFERENCE
     Colorado law governs the Loan Documents without regard to principles of conflicts of law. Each Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in City and County of Denver, State of Colorado; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREINABOVE, BANK SHALL SPECIFICALLY HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE BANK’S RIGHTS AGAINST BORROWER OR ITS PROPERTY.
     TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
     GENERAL PROVISIONS
     Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Borrower may assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrowers, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

     Indemnification. Each Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or arising from transactions between Bank and Borrowers (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by Bank’s gross negligence or willful misconduct.
     Limitation of Actions. Any claim or cause of action by any Borrower against Bank, its directors, officers, employees, agents, accountants, attorneys, or any other Person affiliated with or representing Bank based upon, arising from, or relating to this Loan Agreement or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Bank, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by such Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by (a) the filing of a complaint within one year from the date any Borrower’s officers or directors had knowledge of the first act, the occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and (b) the service of a summons and complaint on an officer of Bank, or on any other person authorized to accept service on behalf of Bank, within thirty (30) days thereafter. Each Borrower agrees that such one-year period is a reasonable and sufficient time for such Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Bank in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.
     Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
     Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
     Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Bank and Borrowers. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.
     Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.
     Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrowers in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
     Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates in connection with their business with Borrowers; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; and (e) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.
     Attorneys’ Fees, Costs and Expenses. In any action or proceeding between any Borrower and Bank arising out of or relating to the Loan Documents, Bank shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

     Borrower Liability. Each Borrower hereby appoints QualMark as agent for the Borrowers for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives any suretyship defenses available to it under the Code or any other applicable law. Each Borrower waives any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured. Notwithstanding anything to the contrary contained in this Agreement, all of Borrowers’ representations and warranties, indebtedness, liabilities and other Obligations of any kind described in this Agreement and any other Loan Document shall be joint and several in nature and affect their jointly and/or severally owned property.
     Right of Set Off. Each Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of such Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
     Borrower Agreement; Cross-Collateralization; Cross-Default; Conflicts. Both this Agreement and the Borrower Agreement shall continue in full force and effect, and all rights and remedies under this Agreement and the Borrower Agreement are cumulative. The term “Obligations” as used in this Agreement and in the Borrower Agreement shall include without limitation the obligation to pay when due all loans made pursuant to the Borrower Agreement (the “Exim Loans”) and all interest thereon and the obligation to pay when due all Advances made pursuant to the terms of this Agreement and all interest thereon. Without limiting the generality of the foregoing, the security interest granted herein covering all “Collateral” as defined in this Agreement and as defined in the Borrower Agreement shall secure all Exim Loans and all Advances and all interest thereon, and all other Obligations. Any Event of Default under this Agreement shall also constitute a default under the Borrower Agreement, and any default under the Borrower Agreement shall also constitute an Event of Default under this Agreement. In the event Bank assigns its rights under this Agreement and/or under any note evidencing Exim Loans and/or its rights under the Borrower Agreement and/or under any note evidencing Advances, to any third party, including, without limitation, the Exim Bank, whether before or after the occurrence of any Event of Default, Bank shall have the right (but not any obligation), in its sole discretion, to allocate and apportion Collateral to the Borrower Agreement and/or note assigned and to specify the priorities of the respective security interests in such Collateral between itself and the assignee, all without notice to or consent of the Borrowers. Should any term of the Agreement conflict with any term of the Borrower Agreement, the more restrictive term in either agreement shall govern Borrowers.
     DEFINITIONS

     Definitions. Except as otherwise defined, terms that are capitalized in this Agreement shall have the meanings assigned in the Domestic Agreement. As used in this Agreement, the following terms have the following meanings:
     “Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Borrower.
     “Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
     “Adjustment Date” is the first Business Day following the date Bank receives the monthly financial statements required by Section 6.2 commencing with the financial statements for the month ending November 30, 2007.
     “Advance” or “Advances” means an advance (or advances) under the Revolving Line.
     “Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
     “Agreement” is defined in the preamble hereof.
     “Applicable Margin” is:
          (a) From and after the Effective Date until the first Adjustment Date, the percentages set forth in Tier III of the pricing grid below; and
          (b) From and after the first Adjustment Date, the Applicable Margin shall be determined from the following pricing grid based upon the Quick Ratio as of the month ended immediately preceding such Adjustment Date; provided, however, that notwithstanding anything to the contrary set forth herein, upon the occurrence of an Event of Default, Bank may immediately increase the Applicable Margin to that set forth in Tier III (even if the Quick Ratio requirements for a different Tier have been met) and interest shall accrue at the Default Rate; provided further if the foregoing financial statements are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in such financial statements otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Tier	Quick Ratio	Prime Rate Margin

III	Less than 1.25	2.00%

	Equal to or greater than 1.25 but less than or
II	equal to 1.50	1.50%

I	Greater than 1.50	1.00%
     “Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the Borrowing Base minus (b) the outstanding principal balance of any Advances Notwithstanding the foregoing, the aggregate amount of all Credit Extensions under this Agreement outstanding at any time together with all Credit Extensions (as defined in the Domestic Agreement) under the Domestic Agreement shall not exceed $2,500,000.
     “Bank” is defined in the preamble hereof.

     “Bank Expenses” are all reasonable audit fees and expenses, and reasonable costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to any Borrower.
     “Borrower(s)” is defined in the preamble hereof.
     “Borrower Agreement” is defined in Section 2.6.
     “Borrowers’ Books” are all Borrowers’ books and records including ledgers, federal and state tax returns, records regarding Borrowers’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
     “Borrowing Base” is 90% of Eligible EXIM Accounts, as determined by Bank from Borrowers’ most recent Borrowing Base, provided, however, that Bank may decrease the foregoing percentage in its good faith business judgment after performing any audit of Borrowers’ Collateral or based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.
     “Borrowing Base Certificate” is defined in the Domestic Agreement.
     “Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.
     “Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Colorado; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Colorado, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
     “Collateral” is any and all properties, rights and assets of the relevant Borrower described on Exhibit A.
     “Communication” is defined in Section 10.
     “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
     “Control Agreement” is defined in the Domestic Agreement.
     “Country Limitation Schedule” is attached hereto as Exhibit E.
     “Credit Extension” is any Advance or any other extension of credit by Bank for a Borrower’s benefit.
     “Current Liabilities” are all obligations and liabilities of Borrowers to Bank, plus, without duplication, the aggregate amount of Borrowers’ Total Liabilities that mature within one (1) year.
     “Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

     “Default Rate” is defined in Section 2.3(b).
     “Designated Deposit Account” is QualMark’s deposit account, account number 360027070, maintained with Bank.
     “Dollars,” “dollars” and “$” each mean lawful money of the United States.
     “Domestic Agreement” is defined in Section 1(a).
     “Domestic Loan Documents” is defined in Section 1(a).
     “Effective Date” is the date Bank executes this Agreement and as indicated on the signature page hereof.
     “Eligible EXIM Accounts” are Accounts which arise in the ordinary course of the relevant Borrower’s business from non-U.S. Account Debtors and that meet all such Borrower’s representations and warranties in Section 5.3, conform in all respects to the Borrower Agreement, and which Bank, in its good faith business judgment, shall deem eligible for borrowing.. Bank reserves the right at any time and from time to time after the Effective Date, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment by giving such Borrower notice. Unless Bank agrees otherwise in writing, Eligible EXIM Accounts shall not include:
     (a) Accounts which do not arise from the sale of Inventory in the ordinary course of the Borrowers’ business;
     (b) Accounts which are not subject to a valid, perfected and enforceable first priority security interest in favor of Bank;
     (c) Accounts as to which any covenant, representation or warranty contained in the Loan Documents or the Domestic Loan Documents relating to such Account has been breached;
     (d) Accounts which are not owned by a Borrower or are subject to any right, claim or interest of another party other than the Lien in favor of Bank;
     (e) Accounts generated by the sale or provision of defense articles or services, unless approved in writing by the EXIM Bank;
     (f) Accounts which are due and payable from a foreign Buyer located or to be located in a country in which the EXIM Bank is legally prohibited from doing business as set forth in the current Country Limitation Schedule or which do not otherwise comply with the requirements of the Country Limitation Schedule;
     (g) Accounts which by their terms are due and payable more than 180 days from their date of invoice;
     (h) Accounts which are outstanding for more than 60 days past their due date as set forth in the applicable invoice (the “EXIM Eligibility Period”) unless insured through insurance provided by the EXIM Bank, in which case a period of 90 days past their due date shall apply;
     (i) Accounts for which the Account Debtor is Borrower’s Affiliate (including any other Borrower), officer, employee, or agent;
     (j) Accounts backed by letters of credit but where the goods covered have not yet been shipped or where the services covered have not yet been provided;
     (k) Accounts denominated in Foreign Currency, unless approved in writing by EXIM Bank;
     (l) Accounts which do not comply with the terms of sale as set forth by EXIM Bank;
     (m) Accounts in which the Account Debtor disputes liability or makes any claim and Bank or EXIM Bank believes, in its good faith business judgment, there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;
     (n) Accounts for which the goods giving rise to such Accounts have not been shipped or services have not been rendered, or for which an export order specifies a timing for invoicing such goods and such goods have not been invoiced in accordance with such export order, or such Accounts do not otherwise represent a final sale;
     (o) Accounts which are subject to any offset, deduction, defense, dispute or counterclaim, or Accounts owing from an Account Debtor which is also a creditor or supplier of any Borrower;
     (p) Accounts for which a Borrower has made an agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment;
     (q) Accounts for which any of the goods giving rise to such Accounts have been returned, rejected or repossessed;
     (r) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;
     (s) Accounts which are subject to any contingencies (including Accounts arising from a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, or any other repurchase or return basis or is evidenced by chattel paper); and
     (t) Accounts which Bank or EXIM Bank, in either’s reasonable business judgment, deems uncollectible or unacceptable for inclusion as Eligible EXIM Accounts, including, but not limited to, Accounts for which finance charges or late charges have been imposed on the Account Debtor by a Borrower as a result of such Account Debtor’s past due status.
     “Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
     “Event of Default” is defined in Section 8.
     “Exim Bank” means Export-Import Bank of the United States.
     “Exim Bank Policy” is defined in Section 6.4.
     “EXIM Eligibility Period” is defined in the defined term “Eligible EXIM Account.”
     “Exim Guaranty” is defined in Section 2.5.
     “Exim Loans” is defined in Section 12.13.
     “Exim Note” is defined in Section 2.1.2.
     “Export-Related Accounts Receivable” is defined in the Borrower Agreement.
     “Export-Related Inventory” is defined in the Borrower Agreement.
     “Export-Related General Intangibles” is defined in the Borrower Agreement.
     “Foreign Currency” means lawful money of a country other than the United States.
     “Funding Date” is any date on which a Credit Extension is made to or on account of any Borrower which shall be a Business Day.

     “GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
     “General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
     “Guarantor” is any present or future guarantor of the Obligations.
     “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
     “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
     “Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
     “Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
     “Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
     “Loan Documents” are, collectively, this Agreement, the Domestic Agreement, the Domestic Loan Documents, the Borrower Agreement, the EXIM Guaranty, the Exim Note, any note, or notes or guaranties executed by any Borrower or any Guarantor, and any other present or future agreement between any Borrower, any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.
     “Obligations” are Borrowers’ obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrowers owe Bank now or later, whether under this Agreement, the EXIM Loan Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of any Borrower assigned to Bank, and the performance of each Borrower’s duties under the Loan Documents.
     “Overadvance” is defined in Section 2.2.
     “Payment” means all checks, wire transfers and other items of payment received by Bank (including proceeds of Accounts and payment of all the Obligations in full) for credit to Borrowers’ outstanding Credit Extensions or, if the balance of the Credit Extensions has been reduced to zero, for credit to its Deposit Accounts.
     “Permitted Liens” are defined in the Domestic Agreement.

     “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
     “Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.
     “Quick Assets” is, on any date, Borrowers’ consolidated, unrestricted cash, Cash Equivalents, net billed accounts receivable and investments with maturities of fewer than 12 months determined according to GAAP.
     “Quick Ratio” is the ratio of Quick Assets to Current Liabilities.
     “Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in good faith reducing the amount of Advances, Letters of Credit and other financial accommodations which would otherwise be available to Borrowers under the lending formulas: (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in good faith, do or may affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets or business of Borrowers or any guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’s good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or any guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.
     “Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of QualMark.
     “Revolving Line” is an Advance or Advances in an aggregate amount of up to $1,750,000 outstanding under this Agreement at any time.
     “Revolving Line Maturity Date” is the earlier of (a) December ___, 2008 or (b) the termination of the Domestic Agreement.
     “Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.
     “Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrowers’ consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrowers, but excluding all other Subordinated Debt.
     “Transaction Report” is that certain form attached hereto as Exhibit C.
     “Unused Revolving Line Facility Fee” is defined in Section 2.4(c).
[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWERS: QUALMARK CORPORATION, a Colorado corporation
By
Name:
Title:

QUALMARK ACG CORPORATION, a Colorado corporation
By
Name:
Title:

QUALMARK LING CORPORATION, a Colorado corporation
By
Name:
Title:

BANK: SILICON VALLEY BANK
By
Name:
Title:
Effective Date: